Exhibit 99.1

March 25, 2009

Dear Shareholder:

On March 17, 2009, our Board made the difficult decision of reducing our dividends from $0.16 to $0.04 per share.

While we recognize our strong obligation to maintain dividend levels, we also understand that we are in extraordinary times that require extraordinary measures.  Our action to reduce dividends is being done as a precautionary measure to help ensure that we have a strong capital position even if conditions worsen significantly.  Our highest obligation during economic crises is keep our company healthy and to be in a position to grow when conditions improve.

Capital levels as of December 31, 2008, adjusted for TARP received on January 16, 2009 are as follows:

			Minimum
			Required
			to be Well
	Amount	Ratio	Capitalized
	(in thousands)
Tier 1 capital to average assets	$260,547	9.02%	5.00%
Tier 1 capital to risk-weighted assets	260,547	10.65%	6.00%
Total capital to risk-weighted assets	336,260	13.74%	10.00%
Tangible capital to tangible assets	128,800	4.41%	N/A

The recent dividend action is part of a larger commitment to grow the tangible equity component of total capital.  This component is being given increased attention because of the afforded greater weight that the market is placing on tangible capital as well as regulatory capital.

Also, as a part of this effort the Bank is in the process of reducing overall expenses.  Some of these expense reductions are as follows:

1)              Eliminating all management/officer bonus plans for 2009.

2)              Staff reductions that lower salary and benefit expenses by over 10%.

3)              Elimination of profit sharing accruals.

4)              Reduction in the company’s match of the 401-(k) plan.

5)              Exploring branch closing opportunities for low-performing branches.

6)              Reducing other overhead expense.

7)              Reducing assets that make up the lower earning portion of the balance sheet.

We are confident these actions taken together will have the desired effect of allowing the Bank to continue to be profitable while maintaining an adequate loan loss reserve and building capital so that we can eventually increase dividends and allow us to grow when conditions improve.

Thank you for your loyalty and continued support.

Very truly yours,

Chairman

WBS:r